Exhibit 99.1

CC Media Holdings, Inc. Reports Fourth Quarter and Full Year 2008 Results

SAN ANTONIO--(BUSINESS WIRE)--March 2, 2009--CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for its fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

CC Media Holdings reported revenues of $1.6 billion in the fourth quarter of 2008, a decrease of 14% from the $1.9 billion reported for the fourth quarter of 2007. Included in the Company’s revenue is a $55.2 million decrease due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenues would have declined 11%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

The Company’s operating expenses increased 3% to $1.2 billion during the fourth quarter of 2008 compared to 2007. Included in CC Media Holdings’ fourth quarter 2008 expenses is a $47.6 million decrease due to movements in foreign exchange. Strictly excluding the effects of these movements in foreign exchange in the 2008 expenses, expense growth would have been 7%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release. Also included in CC Media Holdings’ fourth quarter 2008 operating expenses are approximately $4.4 million of non-cash compensation expense. This compares to non-cash compensation expense of $8.5 million in the fourth quarter of 2007.

The Company’s income (loss) before discontinued operations decreased to a loss of $4.99 billion, primarily attributable to a pre-tax impairment charge of approximately $5.3 billion, as compared to income of $228.3 million for the same period in 2007. The Company’s fourth quarter 2008 net loss also included approximately $124.5 million of pre-tax aggregate gains on bond tenders.

CC Media Holdings’ OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense, Merger costs, Other operating income – net and impairment charges) was $309 million in the fourth quarter of 2008, a 50% decrease from 2007. See reconciliation of OIBDAN to net income (loss) at the end of this press release.

Full Year 2008 Results

For the full year, the Company reported revenues of $6.7 billion, a decrease of 3% when compared to revenues of $6.9 billion for the same period in 2007. Included in the Company’s revenue is a $62.6 million increase due to movements in foreign exchange. The Company’s expenses increased 5% to $4.7 billion during the year compared to 2007. Included in the Company’s expenses is approximately $49.7 million of non-cash compensation expense and a $52.1 million increase due to movements in foreign exchange.

Income before discontinued operations was a loss of $4.6 billion as compared to income before discontinued operations of $793 million in 2007. The Company’s full year 2008 net loss included pre-tax impairment charges of $5.3 billion, approximately $94.7 million of pre-tax aggregate gains related to bond tenders, an $82.3 million pre-tax loss on marketable securities and a $75.8 million aggregate gain on the disposition of equity investments.

CC Media Holdings’ OIBDAN was $1.8 billion in 2008, a 21% decrease from 2007. See reconciliation of OIBDAN to net income at the end of this press release.

Mark P. Mays, Chief Executive Officer of CC Media Holdings, commented, "Although CC Media Holdings revenues were down in 2008, our radio and outdoor businesses performed well compared to their sectors. These are challenging times which have taken their toll on many of our advertisers. However, macroeconomic conditions will continue to present a stark reality where disciplined focus on working with our advertising partners, cost containment and the flexibility to adjust to change are essential. Most importantly, we are so appreciative of the tremendous efforts expended by our employees to meet the demands of these difficult times."

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

The discussion in this release is presented on a combined basis of the pre-merger and post-merger periods for 2008. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2007. The 2008 pre-merger and post-merger results are presented later in the release, but are not discussed separately.

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007
Revenue
Radio Broadcasting	$788,837	$903,727	(13%)	$3,293,874	$3,558,534	(7%)
Outdoor Advertising	785,525	936,726	(16%)	3,289,287	3,281,836	0%
Other	59,385	54,164	10%	209,965	207,704	1%
Eliminations	(24,942)	(31,849)		(104,443)	(126,872)
Consolidated revenue	$1,608,805	$1,862,768	(14%)	$6,688,683	$6,921,202	(3%)

The Company’s fourth quarter 2008 revenue decreased from foreign exchange movements of approximately $55.2 million as compared to the same period of 2007. The Company’s full year 2008 revenue increased from foreign exchange movements of approximately $62.6 million as compared to the same period of 2007.

Direct Operating and SG&A Expenses by Division

Radio Broadcasting	$587,135	$570,470		$2,161,931	$2,173,049
Less: Non-cash compensation expense	(2,101)	(5,475)		(37,785)	(22,226)
	585,034	564,995	4%	2,124,146	2,150,823	(1%)

Outdoor Advertising	626,290	621,701		2,488,506	2,272,839
Less: Non-cash compensation expense	(2,234)	(3,014)		(10,632)	(9,633)
	624,056	618,687	1%	2,477,874	2,263,206	9%

Other	51,442	45,931		187,696	175,927
Less: Non-cash compensation expense	(68)	—		(1,276)	—
	51,374	45,931	12%	186,420	175,927	6%

Eliminations	(24,942)	(31,849)		(104,443)	(126,872)

Plus: Non-cash compensation expense	4,403	8,489		49,693	31,859
Consolidated divisional operating expenses	$1,239,925	$1,206,253	3%	$4,733,690	$4,494,943	5%

The Company’s fourth quarter 2008 direct operating and SG&A expenses decreased from foreign exchange movements of approximately $47.6 million as compared to the same period of 2007. The Company’s full year 2008 direct operating and SG&A expenses increased from foreign exchange movements of approximately $52.1 million as compared to the same period of 2007.

OIBDAN
Radio Broadcasting	$203,803	$338,732	(40%)	$1,169,728	$1,407,711	(17%)
Outdoor Advertising	161,469	318,039	(49%)	811,413	1,018,630	(20%)
Other	8,011	8,233	(3%)	23,545	31,777	(26%)
Corporate	(63,912)	(40,228)		(199,004)	(169,312)
Consolidated OIBDAN	$309,371	$624,776	(50%)	$1,805,682	$2,288,806	(21%)

See reconciliation of OIBDAN to net income at the end of this press release.

Radio Broadcasting

For 2008, the Company’s radio broadcasting revenue declined approximately $264.7 million compared to 2007, with approximately 43% of the decline occurring during the fourth quarter. Local revenues were down $205.6 million in 2008 compared to 2007. National revenues declined as well. Both local and national revenues were down as a result of overall weakness in advertising. The Company’s radio revenue experienced declines across advertising categories including automotive, retail and entertainment advertising categories. For the year ended December 31, 2008, total minutes sold and average minute rate declined compared to 2007.

Operating expenses declined approximately $11.1 million in 2008. The decline was attributable to a decrease in programming expenses in the Company’s radio markets, a decrease in expenses from reduced marketing and promotional expenses and a decline in commission expenses associated with the revenue decline. Partially offsetting the decline was an increase in severance of approximately $32.6 million, an increase in bad debt expense of approximately $17.3 million and an increase in programming expenses associated with the Company’s national syndication business. The increase in programming expenses in the Company’s national syndication business was mostly related to contract talent payments.

Outdoor Advertising

The Company‘s outdoor advertising revenue was relatively flat for the full year of 2008 when compared to 2007. Included in the 2008 results is an approximate $62.6 million increase related to foreign exchange when compared to 2007.

Outdoor advertising expenses increased 9% when compared to the same period in 2007. Included in the 2008 results is an approximate $52.1 million increase related to foreign exchange when compared to 2007.

  Americas Outdoor

Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.

The Company’s Americas operating expenses increased $83.4 million primarily from higher site lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $6.9 million in severance associated with the Company’s restructuring plan. In addition, expenses increased from increased bad debt expense of $15.5 million.

  International Outdoor

For the full year, revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. The Company acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.

During 2008, operating expenses increased $132.3 million. Included in the increase is approximately $50.7 million related to movements in foreign exchange and $20.1 million related to severance associated with the restructuring plan. The remaining increase in was driven by an increase in site lease expenses.

Impairment Charge

The global economic slowdown has adversely affected advertising revenues across the Company’s businesses in recent months. As a result, the Company performed an interim impairment test as of December 31, 2008 on its indefinite-lived FCC licenses, indefinite-lived permits and goodwill. The interim impairment test resulted in the Company recognizing a non-cash impairment charge of $1.7 billion on its FCC licenses and permits and $3.6 billion to reduce its goodwill.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)

The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the fourth quarter and full year of 2008 and 2007:

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Direct operating expense	$2,628	$4,644	$25,793	$16,975
SG&A	1,775	3,845	23,900	14,884
Corporate	4,969	3,042	28,941	12,192
Total non-cash compensation	$9,372	$11,531	$78,634	$44,051

Approximately $39.2 million of the 2008 share-based compensation was recognized in the third quarter of 2008 as a result of the accelerated vesting of stock options and restricted stock awards at the closing of the merger.

Current Information and Expectations

The Company has previously provided information regarding its revenue pacings and certain expectations related to 2008 operating results. That information was last provided on May 9, 2008 and has not been updated. The Company is not providing such information in this release and does not anticipate providing this information in the future. The Company will not update or revise any previously disclosed information. Investors are cautioned to no longer rely on such prior information given the passage of time and other reasons discussed in the Company’s reports filed with the SEC. Future results could differ materially than the forward-looking information previously disclosed.

The Company periodically reviews its disclosure practices in the ordinary course of its business and management determined to cease providing this information after taking into consideration a number of factors.

Restructuring Program

On January 20, 2009 the Company announced that it had commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, the Company eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The restructuring program will also include other actions, including elimination of overlapping functions and other cost savings initiatives. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

As of December 31, 2008 the Company had recognized approximately $95.9 million of expenses related to the restructuring program. These expenses primarily related to severance of approximately $83.3 million and $12.6 million related to professional fees.

Severance Expenses
(In millions)	Three Months Ended December 31,
2008
Radio Broadcasting	$52.5
Outdoor Advertising	27.8
Other	1.5
Corporate	1.5
Total	$83.3

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries - Unaudited

The discussion in this release is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 combined post-merger and pre-merger results are presented below, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2007. See reconciliation of combined results below.

(In thousands)	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2008	2007	Chg.	2008	2007	Chg.

Revenue	$1,608,805	$1,862,768	(14%)	$6,688,683	$6,921,202	(3%)
Direct operating expenses	724,607	739,189		2,904,444	2,733,004
Selling, general and administrative expenses	515,318	467,064		1,829,246	1,761,939
Corporate expenses	68,881	43,270		227,945	181,504
Merger costs	68,085	390		155,769	6,762
Impairment charge	5,268,858	—		5,268,858	—
Depreciation and amortization	239,901	145,983		696,830	566,627
Other operating income – net	12,363	2,492		28,032	14,113
Operating Income (loss)	(5,264,482)	469,364		(4,366,377)	1,685,479

Interest expense	434,289	104,345		928,978	451,870
Gain (loss) on marketable securities	(116,552)	6,081		(82,290)	6,742
Equity in earnings of nonconsolidated affiliates	3,707	11,344		100,019	35,176
Other income (expense) – net	142,419	6,401		126,393	5,326
Income (loss) before income taxes, minority interest and discontinued operations	(5,669,197)	388,845		(5,151,233)	1,280,853
Income tax benefit (expense):
Current	38,512	(84,817)		49,449	(252,910)
Deferred	624,902	(55,954)		474,591	(188,238)
Income tax benefit (expense)	663,414	(140,771)		524,040	(441,148)
Minority interest income (expense), net of tax	9,349	(19,824)		(16,671)	(47,031)
Income (loss) before discontinued operations	(4,996,434)	228,250		(4,643,864)	792,674
Income (loss) from discontinued operations	(832)	92,309		638,391	145,833

Net income (loss)	$(4,997,266)	$320,559		$(4,005,473)	$938,507

Earnings per share are not presented as it is not meaningful due to the post-merger and pre-merger comparisons, as explained below.

The information in Table 1 is presented for two periods: post-merger and pre-merger. The Company applied preliminary purchase accounting to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

  The period from July 31 through December 31, 2008 includes the post-merger period, reflecting the merger. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.
  The period from January 1 through July 30, 2008 includes the pre-merger period of Clear Channel. Prior to the consummation of the acquisition of Clear Channel, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition.
  The 2007 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.
  The Company has initially estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the Company’s financial statements were prepared. These preliminary estimates are subject to refinement until all pertinent information is obtained. The Company is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will finalize its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.

(In thousands)	Post-merger	Pre-merger	Combined
	Period from July 31 through December 31,	Period From January 1 through July 30,	Twelve Months Ended December 31,
	2008	2008	2008
Revenue	$2,736,941	$3,951,742	$6,688,683
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,198,345	1,706,099	2,904,444
Selling, general and administrative expenses (excludes depreciation and amortization)	806,787	1,022,459	1,829,246
Depreciation and amortization	348,041	348,789	696,830
Corporate expenses (excludes depreciation and amortization)	102,276	125,669	227,945
Merger expenses	68,085	87,684	155,769
Impairment charge	5,268,858	—	5,268,858
Other operating income – net	13,205	14,827	28,032
Operating income (loss)	(5,042,246)	675,869	(4,366,377)
Interest expense	715,768	213,210	928,978
Gain (loss) on marketable securities	(116,552)	34,262	(82,290)
Equity in earnings of nonconsolidated affiliates	5,804	94,215	100,019
Other income (expense) – net	131,505	(5,112)	126,393
Income (loss) before income taxes, minority interest and discontinued operations	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense):
Current	76,729	(27,280)	49,449
Deferred	619,894	(145,303)	474,591
Income tax benefit (expense)	696,623	(172,583)	524,040
Minority interest income (expense), net of tax	481	(17,152)	(16,671)
Income (loss) before discontinued operations	(5,040,153)	396,289	(4,643,864)
Income (loss) from discontinued operations, net	(1,845)	640,236	638,391
Net income (loss)	$(5,041,998)	$1,036,525	$(4,005,473)

Other income (expense) – net of $126.4 million in 2008 relates to an aggregate gain of $124.5 million on the fourth quarter 2008 tender of certain of Clear Channel’s outstanding notes, a $29.3 million foreign exchange gain on translating short-term intercompany notes, an $8.0 million dividend received, partially offset by a $29.8 million loss on the third quarter 2008 tender of certain of Clear Channel’s outstanding notes and a $4.7 million impairment of its investment in a radio partnership and $0.9 million of various other items.

Income Taxes

Current tax expense for 2008 decreased $302.4 million compared to 2007 primarily due to a decrease in “income (loss) before income taxes, minority interest and discontinued operations” of $1.2 billion, which excludes the non-tax deductible impairment charge of $5.3 billion recorded in 2008. In addition, current tax benefits of approximately $74.6 million were recorded during 2008 related to the termination of Clear Channel’s cross currency swap. Also, the Company recognized additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008. These current tax benefits were partially offset by additional current tax expense recorded in 2008 related to currently non deductible transaction costs as a result of the merger.

The effective tax rate for the year ended December 31, 2008 decreased to 10.2% as compared to 34.4% for the year ended December 31, 2007, primarily due to the impairment charge that resulted in a $5.3 billion decrease in “income (loss) before income taxes, minority interest and discontinued operations” and tax benefits of approximately $648.2 million.

TABLE 2 - Selected Balance Sheet Information - Unaudited

Selected balance sheet information for 2008 and 2007 was:

(In millions)	December 31, 2008	December 31, 2007

Cash	$239.8	$145.1
Total Current Assets	$2,066.6	$2,294.6
Net Property, Plant and Equipment	$3,548.2	$3,050.4
Total Assets	$21,125.5	$18,805.5
Current Liabilities (excluding current portion of long-term debt)	$1,283.0	$1,453.1
Long-Term Debt (including current portion of long-term debt)*	$19,503.6	$6,575.2
Shareholders’ Equity (Deficit)	$(3,380.1)	$8,797.5

* See Table 4 for a discussion of total debt.

TABLE 3 - Capital Expenditures - Unaudited

Capital expenditures for the full year of 2008 and 2007 were:

(In millions)	December 31, 2008	December 31, 2007

Non-revenue producing	$157.6	$169.0
Revenue producing	272.9	194.3
Total capital expenditures	$430.5	$363.3

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 – Total Debt - Unaudited

At December 31, 2008 and December 31, 2007, CC Media Holdings had total debt of:

(in thousands)	December 31, 2008	December 31, 2007
Senior Secured Credit Facilities:
Term loan A	$1,331,500	$—
Term loan B	10,700,000	—
Term loan C	695,879	—
Revolving Credit Facility	220,000	—
Delayed Draw Facility	532,500	—
Receivables Based Facility	445,609	—
Other secured debt	6,604	8,297
Total Consolidated Secured Debt	13,932,092	8,297

Senior Cash Pay Notes	980,000	—
Senior Toggle Notes	1,330,000	—
Clear Channel Senior Notes	4,306,440	5,650,000
Subsidiary level notes	—	644,860
Other debt	69,260	97,822
$1.75 billion multi-currency revolving credit facility	—	174,619
Purchase accounting adjustments and original issue (discount) premium	(1,114,172)	(11,849)
Fair value adjustments related to interest rate swaps	—	11,438
	19,503,620	6,575,187
Less: current portion	562,923	1,360,199
Total long-term debt	$18,940,697	$5,214,988

Liquidity and Financial Position

For the year ended December 31, 2008, cash flow from operating activities was $1,281.3 million, cash flow used by investing activities was $18,128.0 million, cash flow provided by financing activities was $15,907.8 million, and net cash provided by discontinued operations was $1,033.6 million for a net increase in cash of $94.7 million.

As of December 31, 2008, 61% of the Company’s debt bears interest at fixed rates while 39% of the Company’s debt bears interest at floating rates based upon LIBOR.

The current global economic slowdown has resulted in a decline in advertising and marketing services among the Company’s customers, resulting in a decline in advertising revenues across its businesses. This reduction in advertising revenues has had an adverse effect on the Company’s revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. While there is no assurance in the current economic environment, the Company believes the lenders participating in its credit agreements will be willing and able to provide financing in accordance with the terms of their agreements. In this regard, on February 6, 2009 the Company borrowed the approximately $1.6 billon of remaining availability under its $2.0 billion revolving credit facility to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions. The Company expects to refinance its $500.0 million 4.25% notes due May 15, 2009 with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose. The remaining $69.5 million of indebtedness maturing in 2009 will either be refinanced or repaid with cash flow from operations or on hand.

As of February 27, 2009, the Company had approximately $18 million available on its bank revolving credit facility and had a balance of approximately $1.6 billion in short-term investments. The Company may utilize available funds for general working capital purposes including funding capital expenditures and acquisitions. The Company may also from time to time seek to retire or purchase its outstanding debt or equity securities or obligations through cash purchases, prepayments and/or exchanges for debt or equity securities or obligations, in open market purchases, privately negotiated transactions or otherwise. Such uses, repurchases, prepayments or exchanges, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

The Company’s senior secured credit facilities require the Company to comply with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. The covenant does not become effective until the quarter ending March 31, 2009. Secured Leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA, was 6.39x at December 31, 2008.

The following table reconciles OIBDAN to the trailing 12-month consolidated EBITDA calculated in accordance with the Company’s credit agreement.

(In millions)

Trailing 12-month OIBDAN	$1,805.7
Expected cost savings (a)	100.0
Restructuring costs (b)	95.9
Cash received from non-consolidated affiliates (c)	43.1
Non-cash items (d)	17.0
Other (e)	82.4

Trailing 12-month Consolidated EBITDA	$2,144.1

(a) Represents expected cost savings (limited to $100 million in any 12-month period)

(b) Represents expenses incurred associated with the Company’s restructuring program

(c) Represents cash dividends or distributions received from nonconsolidated affiliates as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(d) Represents the difference between the cash expense and the GAAP expense for certain items, including long-term accruals for potential cash items in any future period.

(e) Represents gains or losses related to asset dispositions in the ordinary course of business and certain non-recurring or unusual expenses including severance and relocation costs.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other operating income – Net (OIBDAN)

The following tables set forth the Company’s OIBDAN for the three months and years ended December 31, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations; Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income – net; D&A impairment charge and merger costs.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company’s bank credit facilities use this measure for compliance with leverage covenants.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; and (iv) OIBDAN to net income.

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income – net, Merger costs and Impairment Chg.	OIBDAN

Three Months Ended December 31, 2008
Radio Broadcasting	$128,407	$2,101	$73,295	$—	$203,803
Outdoor	15,537	2,234	143,698	—	161,469
Other	(8,113)	68	16,056	—	8,011
Other operating income – net	12,363	—	—	(12,363)	—
Merger costs	(68,085)	—	—	68,085	—
Impairment charge	(5,268,858)			5,268,858
Corporate	(75,733)	4,969	6,852	—	(63,912)
Consolidated	$(5,264,482)	$9,372	$239,901	$5,324,580	$309,371

Three Months Ended December 31, 2007
Radio Broadcasting	$308,758	$5,475	$24,499	$—	$338,732
Outdoor	209,158	3,014	105,867	—	318,039
Other	(3,328)	—	11,561	—	8,233
Other operating income – net	2,492	—	—	(2,492)	—
Merger costs	(390)	—	—	390	—
Corporate	(47,326)	3,042	4,056	—	(40,228)
Consolidated	$469,364	$11,531	$145,983	$(2,102)	$624,776

Year Ended December 31, 2008
Radio Broadcasting	$979,121	$37,785	$152,822	$—	$1,169,728
Outdoor	328,431	10,632	472,350	—	811,413
Other	(31,419)	1,276	53,688	—	23,545
Other operating income – net	28,032	—	—	(28,032)	—
Merger costs	(155,769)	—	—	155,769	—
Impairment charge	(5,268,858)			5,268,858
Corporate	(245,915)	28,941	17,970	—	(199,004)
Consolidated	$(4,366,377)	$78,634	$696,830	$5,396,595	$1,805,682

Year Ended December 31, 2007
Radio Broadcasting	$1,278,019	$22,226	$107,466	$—	$1,407,711
Outdoor	609,514	9,633	399,483	—	1,018,630
Other	(11,659)	—	43,436	—	31,777
Other operating income – net	14,113	—	—	(14,113)	—
Merger costs	(6,762)	—	—	6,762	—
Corporate	(197,746)	12,192	16,242	—	(169,312)
Consolidated	$1,685,479	$44,051	$566,627	$(7,351)	$2,288,806

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

Revenue	$1,608,805	$1,862,768	(14%)	$6,688,683	$6,921,202	(3%)
Excluding: Foreign exchange (increase) decrease	55,213	—		(62,594)	—
Revenue excluding effects of foreign exchange	$1,664,018	$1,862,768	(11%)	$6,626,089	$6,921,202	(4%)

Outdoor revenue	$785,525	$936,726	(16%)	$3,289,287	$3,281,836	0%
Excluding: Foreign exchange (increase) decrease	55,213	—		(62,594)	—
Outdoor revenue excluding effects of foreign exchange	$840,738	$936,726	(10%)	$3,226,693	$3,281,836	(2%)

International Outdoor revenue	$443,337	$531,887	(17%)	$1,859,029	$1,796,778	3%
Excluding: Foreign exchange (increase) decrease	51,826	—		(60,421)	—
International Outdoor revenue excluding effects of foreign exchange	$495,163	$531,887	(7%)	$1,798,608	$1,796,778	0%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

Consolidated expense	$1,239,925	$1,206,253	3%	$4,733,690	$4,494,943	5%
Excluding: Foreign exchange (increase) decrease	47,637	—		(52,139)	—
Consolidated expense excluding effects of foreign exchange	$1,287,562	$1,206,253	7%	$4,681,551	$4,494,943	4%

Outdoor expense	$626,290	$621,701	1%	$2,488,506	$2,272,839	9%
Excluding: Foreign exchange (increase) decrease	47,637	—		(52,139)	—
Outdoor expense excluding effects of foreign exchange	$673,927	$621,701	8%	$2,436,367	$2,272,839	7%

International Outdoor expense	$384,227	$398,832	(4%)	$1,588,091	$1,455,828	9%
Excluding: Foreign exchange (increase) decrease	44,872	—		(50,664)	—
International Outdoor expense excluding effects of foreign exchange	$429,099	$398,832	8%	$1,537,427	$1,455,828	6%

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007

OIBDAN	$309,371	$624,776	(50%)	$1,805,682	$2,288,806	(21%)
Non-cash compensation expense	9,372	11,531		78,634	44,051
Depreciation & amortization	239,901	145,983		696,830	566,627
Merger costs	68,085	390		155,769	6,762
Impairment charge	5,268,858	—		5,268,858	—
Other operating income – net	12,363	2,492		28,032	14,113
Operating Income (loss)	(5,264,482)	469,364		(4,366,377)	1,685,479

Interest expense	434,289	104,345		928,978	451,870
Gain (loss) on marketable securities	(116,552)	6,081		(82,290)	6,742
Equity in earnings of nonconsolidated affiliates	3,707	11,344		100,019	35,176
Other income (expense) – net	142,419	6,401		126,393	5,326
Income (loss) before income taxes, minority interest and discontinued operations	(5,669,197)	388,845		(5,151,233)	1,280,853
Income tax (expense) benefit:
Current	38,512	(84,817)		49,449	(252,910)
Deferred	624,902	(55,954)		474,591	(188,238)
Income tax (expense) benefit	663,414	(140,771)		524,040	(441,148)
Minority interest income (expense), net of tax	9,349	(19,824)		(16,671)	(47,031)
Income (loss) before discontinued operations	(4,996,434)	228,250		(4,643,864)	792,674
Income (loss) from discontinued operations	(832)	92,309		638,391	145,833

Net income (loss)	$(4,997,266)	$320,559		$(4,005,473)	$938,507

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. The company's businesses include radio and outdoor displays. More information is available at www.ccmediaholdings.com or www.clearchannel.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings/Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which CC Media Holdings/Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on CC Media Holdings/Clear Channel Communications’ future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in CC Media Holdings/Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings’ Second Quarter Report on Form 10-Q for the period ended June 30, 2008 or CC Media Holdings’ Annual Report on Form 10-K for the period ended December 31, 2008, which should be filed in the near-term. Except as otherwise stated in this document, CC Media Holdings/Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:
CC Media Holdings, Inc.
Investors:
Randy Palmer, 210-832-3315
Senior Vice President of Investor Relations
or
Media:
Lisa Dollinger, 210-832-3474
Chief Communications Officer
http://www.clearchannel.com